EXHIBIT 99


   Heritage Financial Group Announces New Stock Repurchase Program

  T. Heath Fountain Assumes Chief Financial Officer Role at Heritage
                            Financial Group

    ALBANY, Ga.--(BUSINESS WIRE)--Feb. 22, 2007--Heritage Financial Group (NASDAQ: HBOS), the holding company of HeritageBank of the South, today announced that its Board of Directors has approved a new stock repurchase program to replace the one just completed. Under the new program, the Company will purchase up to 300,000 shares, or approximately 10% of its currently outstanding publicly held shares of common stock. The repurchases may be made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and will depend on market conditions. The new program will expire in February 2008 unless completed sooner or otherwise extended. The shares held by Heritage, MHC are not publicly traded and will not be subject to the Company's repurchase program.

    Last month, the Company completed its second stock repurchase program, which began in October 2006. Under this plan, the Company repurchased 335,000 shares, or approximately 10% of its outstanding publicly held shares of common stock. In the Company's first stock repurchase plan, initiated in May 2006 and completed in September 2006, it repurchased 220,000 shares, or approximately 7% of its then-outstanding publicly held shares of common stock.

    Separately, Len Dorminey, President and Chief Executive Officer of the Company, reported that T. Heath Fountain has formally assumed the position of Chief Financial Officer for the Company. As announced in November 2006, Fountain succeeds Tammy W. Burdette, who continues as an executive officer of the Company, but is assuming a new role focused on risk management, information security and operational efficiencies. Fountain previously served as Vice President, Controller and Director of Investor Relations for Heritage Financial Group.

    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee and Worth counties in Georgia through six full-service banking offices. HeritageBank also commenced operations in the State of Florida during the third quarter of 2006 with the opening of a full-service banking office in Ocala.

    As of December 31, 2006, Heritage Financial Group reported total assets of approximately $413 million and total stockholders' equity of approximately $63 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

    Heritage, MHC, a mutual holding company formed in 2002, holds approximately 70% of the shares of Heritage Financial Group. The remaining 30% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

    CONTACT: Heritage Financial Group
             T. Heath Fountain, 229-878-3370
             Senior Vice President and Chief Financial Officer